Exhibit 3.61

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

Plaxicon Holding Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: That the Board of Directors of said corporation, by the unanimous written consent of its members, filed with the minutes of the Board of Directors, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

RESOLVED, that the Certificate of Incorporation, as amended, of Plaxicon Holding Corporation be amended by changing ARTICLE ONE thereof so that, as amended, said Article shall be and read as follows:

“The name of the Corporation is Graham Packaging PX Holding Corporation.”

SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, said Plaxicon Holding Corporation has caused this certificate to be signed by David W. Bullock, its Chief Financial Officer, this 24th day of September, 2010.

PLAXICON HOLDING CORPORATION

/s/ David W. Bullock
By:	David W. Bullock
Its:	Chief Financial Officer